Exhibit 10.6

2018 Plan Award Certificate – Incentive Stock Option

Alkermes plc
Connaught House
1 Burlington Road
Dublin 4, Ireland

Name: Participant Name

Address: Participant Address

Grant ID: Grant ID

Plan: Plan ID

ID: Optionee ID

Effective [Grant Date] (the “Grant Date”), you have been granted an incentive stock option (the “Incentive Stock Option”) to buy [Award Grant Amount] ordinary shares, par value $0.01 per share (the “Shares”), of Alkermes plc (the “Company”) with an exercise price of $[Grant Price] per share.

The Incentive Stock Option was granted under the Alkermes plc 2018 Stock Option and Incentive Plan (the “Plan”), and is governed by the terms and conditions thereof and of this award certificate (this “Award Certificate”). A copy of the Plan is posted on your local human resources page of the Company’s website. Unless otherwise defined in this Award Certificate, all capitalized terms used in this Award Certificate shall have the respective meanings ascribed to them in the Plan.

Vesting details for the Incentive Stock Option are available via your Bank of America Merrill Lynch Benefits Online account. Unless provided otherwise below, the Incentive Stock Option shall expire on the earlier to occur of: (i) the 10th anniversary of the Grant Date or (ii) three months after the termination of your employment or other service relationship with the Company as described in the Plan. For purposes of the Incentive Stock Option, and as set forth in Section 14 of the Plan, you will continue to be deemed employed by the Company for so long as you (x) remain employed by the Company or any Subsidiary, regardless of any transfer between the Company or such Subsidiary or between Subsidiaries, or any transfer from one eligibility category under Section 4 of the Plan to another, or (y) are on an approved leave of absence from the Company or any Subsidiary.

In the event of the termination of your employment or other service relationship with the Company by reason of death or permanent disability, the Incentive Stock Option shall automatically vest and be exercisable in full effective upon such termination, and the period during which the Incentive Stock Option may be exercised (to the extent that it is exercisable on the date of such termination) shall be three years following the date of such termination, provided, however, that in no event shall such three-year period extend beyond the original term of the Incentive Stock Option.

Notwithstanding anything in this Award Certificate to the contrary, (i) if you continue to provide services to the Company or any Subsidiary after your employment relationship terminates or if you otherwise exercise the Incentive Stock Option more than three months after the termination of such employment relationship, the Incentive Stock Option may not qualify as an “incentive stock option” under Section 422 of the Code, and (ii) for purposes of the foregoing clause (i), “employment relationship” means employment with the Company or any Subsidiary that is a “subsidiary corporation” (within the meaning of Section 424(f) of the Code) and does not include any other type of service relationship.

The grant of the Incentive Stock Option does not infer any right to, or expectation of, the grant of any additional Options or other Awards on the same basis or at all, in any future year. Participation in the Plan shall in no way give you any rights to compensation for any claim of loss in relation to the Plan, including without limitation:

(a)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of an employment relationship);

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2018 Plan Award Certificate – Incentive Stock Option

(b)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(c)	the operation, suspension, termination or amendment of the Plan.

Any controversy or claim arising out of or relating to this Award Certificate and/or the Incentive Stock Option shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts, USA, in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

You may not be issued any Shares in respect of the Incentive Stock Option unless either (i) the Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Incentive Stock Option also must comply with other applicable laws and regulations governing the Incentive Stock Option, and you will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

The Company has no duty or obligation to minimize the tax consequences to you of the Incentive Stock Option and will not be liable to you for any adverse tax consequences to you arising in connection with the Incentive Stock Option. You are advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of the Incentive Stock Option.

This Award Certificate may not be modified or amended except in a writing signed by you and a duly authorized officer of the Company. Notwithstanding the foregoing, the Administrator reserves the right to modify or amend, by written notice to you, the terms of the Incentive Stock Option and/or this Award Certificate in any way it may deem necessary or advisable (i) as a result of any change in applicable laws or regulations, or any future law, regulation, ruling, or judicial decision, in each case applicable to the Incentive Stock Option, or (ii) for any other legal purpose, provided that (in each case of (i) or (ii) above), no such modification or amendment shall adversely affect your rights under the Incentive Stock Option and/or this Award Certificate without your written consent.

Alkermes plc

By:

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